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                                             EXHIBIT 12


        TRANSAMERICA CORPORATION AND SUBSIDIARIES
    COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                      Nine Months Ended
                                        September 30,
                                      1996        1995
                                     (Dollar amounts in
                                          millions)
Fixed charges:
  Interest and debt expense          $527.2     $  535.4
  One-third of rental expense          18.1         18.5
                                     ______     ________
    Total                            $545.3     $  553.9
                                     ======     ========
Earnings:
  Net income                         $335.1     $  361.1
  Provision for income taxes           66.6        169.2
  Fixed charges                       545.3        553.9
                                     ______     ________
    Total                            $947.0     $1,084.2
                                     ======     ========

Ratio of earnings to fixed
  charges                              1.74         1.96
                                       ====         ====